UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 27, 2005

eMagin Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-24757	56-1764501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2070 Route 52, Hopewell Junction, New York 12533
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (845)-838-7900

Copies to:
Richard A. Friedman, Esq.
Eric A. Pinero, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 27, 2005, eMagin Corporation ("eMagin" or the "Company") finalized a certain Sublease Agreement dated as of July 14, 2005 (the “Sublease”) with Capgemini U.S., LLC (the “Sublessor”), after obtaining the consent of Bellevue Place Office Building Limited Partners (the “Landlord”), covering approximately 18,961 square feet in the premises located at the Bank of America Building at Bellevue Place, 10500 NE 8th Street, Bellevue, Washington (the “Premises”). The Lease is effective as of June 1, 2005, expires on August 31, 2009 and will be used by the Company for general office purposes (including incidental light assembly of electronic equipment). The Company’s lease at its current Redmond location will expire at  the end of August and will not be renewed.

Beginning on September 1, 2005, the Company shall pay to the Sublessor base rent (the “Base Rent”) as follows:

•	$22,561.39 per month from September 1, 2005 to June 30, 2006;
•	$39,028.06 per month from July 1, 2006 to June 30, 2007; and
•	$40,608.14 per month from July 1, 2007 to August 31, 2009.

The Company has deposited $81,216 with the Sublessor to secure the Company’s performance under the Sublease (the “Security Deposit”).

In addition, the Company is obligated to pay certain operating and maintenance expenses to the Sublessor to the extent that such expenses exceed what the Sublessor is required to pay to the Landlord for the Premises (the “Additional Rent”).

Item 2.03 Creation of a Direct Financial Obligation.

See Item 1.01 above.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired.

Not applicable.

(b)	Pro forma financial information.

Not applicable.

(c)	Exhibits.

Exhibit Number	Description
4.1	Sublease Agreement by and between eMagin Corporation and Capgemini U.S., LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eMagin Corporation

Date: August 2, 2005	By:	/s/ John Atherly
John Atherly
Chief Financial Officer